Pricing Supplement No.  48             Rule 424(b)(2)
DATED:    12/6/95           Registration No. 33-56196
(To Prospectus Supplement dated January 8, 1993, including the Prospectus dated December 30, 1992)


$1,000,000,000
USL CAPITAL CORPORATION*
MEDIUM-TERM NOTES, SERIES C
Due from Nine Months to 30 Years from Date of Issue


Floating Rate Note [ ]     6.37% Fixed Rate Note [X]
Global Security:   [x] Yes   [ ] No
Principal Amount:  $1,000,000
Settlement Date:   12/11/95   Maturity Date:  12/12/05
Interest Accrual Date:  12/11/95

New Maturity Date(s): N/A     Notice of Renewal Date(s): N/A

Issue Price:  100%

Specified Currency: U.S. Dollars
Exchange Rate Agent: N/A
Historical Exchange Rate: N/A
Redemption Dates: N/A
Redemption Price(s): N/A
Authorized Denominations (if other than denominations of $1,000 and integral multiples of $1,000 in excess thereof in U.S. Dollars): N/A

Repayment Date(s): N/A
Repayment Price(s): N/A
Interest Payment Period:  Semi-Annually
Interest Payment Dates:   3/1, 9/1
(Only applicable to Floating Rate Notes)
Initial Interest Rate:

Index Maturity:
Base Rate(s):
If LIBOR, Designated LIBOR Page:
     [  ] LIBOR Reuters
     [  ] LIBOR Telerate
     Index Currency:
Interest Reset Period:
Interest Reset Dates:

Spread (plus or minus):

Spread Multiplier:
Maximum Interest Rate:
Minimum Interest Rate:
Calculation Agent:

Original Issue Discount Note:
[ ] Yes   [X] No
(Only Applicable to Original Issue Discount Notes):
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Method to Determine Yield to Maturity and Initial Accrual Period OID:

Trade Date:      12/6/95
Name of Agent:  Goldman, Sachs & Co.
Agent's Discount or Commission:     $4,750
Net Proceeds to Company:          $995,250

[X] Agent is Acting as Agent for the Sale of Notes by the Company at a Price to the Public of [X] 100% of Principal Amount
     [ ]  ___% of Principal Amount

[ ] Agent is Purchasing Notes from the Company as Principle for Resale to investors and Other Purchasers at:
     [  ] a fixed initial public offering price of
          100% of the Principal Amount
     [  ] a fixed initial public offering price of
          ___% of the Principal Amount
     [ ] varying prices relating to prevailing market prices at time of resale to be determined by Agent

Cusip Number:  91213LEQ4

Additional Terms:

*On November 12, 1993 United States Leasing International, Inc. changed its name to USL Capital Corporation.